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                                                                    EXHIBIT 10.4





                            ASSET PURCHASE AGREEMENT


                                    Between


                          FIRST SIERRA FINANCIAL, INC.
                               ("FIRST SIERRA"),


                         FIRST SIERRA ACQUISITION, INC.
                                   ("NEWCO")

                                      and

                         GENERAL INTERLEASE CORPORATION
                                    ("GIC")


                                      and


                         ERIC BARASH AND DANIEL DENGATE
                              (THE "STOCKHOLDERS")




                             Dated:  June 28, 1996
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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 28th day of June, 1996, by and among GENERAL INTERLEASE CORPORATION ("GIC"), a Florida corporation, and its shareholders, ERIC J. BARASH and DANIEL DENGATE (the "Stockholders") and FIRST SIERRA FINANCIAL, INC. ("First Sierra"), a Delaware corporation, and its wholly owned subsidiary, FIRST SIERRA ACQUISITION, INC. ("NEWCO"), a Delaware corporation.

                                    Premises

         WHEREAS, GIC is engaged in the business of leasing revenue producing equipment and rolling stock to businesses; and

         WHEREAS, the Stockholders are the record and beneficial owners and holders of all of the issued and outstanding shares of Common Stock ("GIC Common Stock"), of GIC; and

         WHEREAS, the parties desire that Newco acquire substantially all of the assets of GIC in a reorganization that complies with the terms of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and upon the terms and conditions and for the consideration herein set forth;

                                   AGREEMENT

         NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                   SECTION 1

                      PURCHASE AND SALE OF ACQUIRED ASSETS

         1.1     Acquired Assets.          On the Closing Date, in accordance
with this Agreement, GIC shall sell, transfer, assign and convey, and Newco will purchase, all assets of every kind and character of GIC used by GIC in the operation of its business (the "Acquired Assets"), such Acquired Assets to include, without limitation:

         (a) That certain real property lease of GIC's business location at 1510 Southeast 17th Street Causeway, Fort Lauderdale, Florida, which lease is attached hereto as Schedule 3.15 (the "Real Property Lease");

         (b) All of GIC's leases and lease/financing arrangements, including without limitation, the Leases (as defined in Section 3.9 hereof), the Lease Documents (as defined in
                 Section 3.9 hereof), all rights in and to the Equipment (as defined in Section 3.9

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                 hereof), and all rights in and to the Scheduled Payments (as defined in Section 3.9 hereof);

         (c)     All rights in and to the residual values of the Leases;

         (d) All accounts receivable, notes receivable and other receivables, as well as all other rights of GIC to payment under the Leases or for the sale or lease of any property or for services rendered, including without limitation those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bed debt or doubtful account in any financial statements of the GIC; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guarantees in favor of the Seller with respect to any of the foregoing, including without limitation, any right of stoppage in transit (the "Receivables"). The Receivables include all accounts, notes and other receivables of GIC as of May 31, 1996 (as listed on Schedule 3.13) as well as all additions thereto made in the ordinary course of GIC's business between May 31, 1996 and the Closing, but excludes all payments thereon and reductions thereto made in the ordinary course of GIC's business during the latter period which do not violate the terms of this Agreement.

         (e) All cash on deposit in GIC's bank accounts, including all uncleared deposits in such accounts, the petty cash of GIC, all temporary cash investments and instruments representing same and all other cash and cash equivalents of GIC;

         (f) All automobiles, trucks, trailers and other vehicles described in the attached Schedule 1.1(f) (the "Vehicles");

         (g) All furniture, equipment, machinery, appliances, implements, spare parts, supplies, and other tangible personal property of every kind and description (other than the Vehicles and the Equipment) located either in GIC's business offices or elsewhere insofar as any of the foregoing relates to the operations and business of GIC (the "Furniture and Equipment"). The Furniture and Equipment includes all Furniture and Equipment owned or leased by GIC as of May 31, 1996 (as listed on Schedule 3.16) as well as all additions thereto made in the ordinary course of business between May 31, 1996 and the Closing, but excludes all conveyances or other dispositions thereof made in the ordinary course of GIC's business during the latter period which do not violate the terms of this Agreement;

         (h) All patents, licenses, trademarks, tradenames, servicemarks, copyrights, technology, know-how, data, covenants by others not to compete, rights and privileges used by GIC in the conduct of its operations and business, including the





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                 right to recover for infringement thereof, including without limitation everything listed and described on the attached
                 Schedule 3.14;

         (i) To the extent transferable by GIC, all federal, state and local permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, rights of other kind and character which are required by law with respect to the operations and business of GIC as it is now being conducted;

         (j) All agreements, contracts, understandings, plans, obligations, commitments and other documents which are material to and/or utilized by GIC in its operations and business;

         (k) All right, title and interest of GIC in and to all deposits, prepaid expenses (including without limitation prepaid insurance, maintenance and rent, and all security deposits underlying leases), and other current assets;

         (l) All insurance proceeds and insurance claims of GIC, relating to all or any part of GIC's business or the Acquired Assets and, to the extent transferable by GIC, the benefit of and the right to enforce the covenants and warranties, if any, which GIC is entitled to enforce with respect to its business or the Acquired Assets;

         (m) All books, records, papers and instruments of what ever nature and wherever located which (i) relate to and/or are utilized in the operations or business of GIC or the Acquired Assets, or (ii) are required or necessary in order for Newco to conduct the operations and business of GIC from and after the Closing in the manner in which it is presently being conducted, including, without limitation, blueprints, plans, specifications, plats, maps, surveys, building and machinery diagrams, drawings, accounting and financial records, maintenance and production records, operations and management reports, personnel and labor relations records, environmental records and reports, copies of sales and property tax records and returns, customer lists, sales records and other customer data relating to the operations and business of GIC; provided, however, that GIC shall retain all corporate minute books, stock registers, corporate kit, and any other documents related to GIC's internal corporate matters.

         (n)     The name "General Interlease Corporation"; and

         (o) All other or additional privileges, rights, claims, interests, properties, options and assets of GIC of every kind and description and wherever located which are used or intended for use in connection with, or which are necessary to the continued conduct of, the operations and business of GIC as presently being conducted; provided, however, that GIC shall retain all rights relating to any causes of action





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                 existing or accruing prior to the Closing Date in which GIC is the plaintiff or is otherwise entitled to remedies.

         1.2 Purchase Price. In consideration of the sale, assignment, and delivery of GIC's business and the Acquired Assets, Newco shall pay to GIC and GIC shall receive, subject to the terms of this Agreement, Fifty-six thousand seven hundred eighteen (56,718) shares of Series A Convertible Preferred Stock, $.01 par value, of First Sierra (the "Series A Preferred Stock"), which shall be paid as follows:

                 (i) Twenty-eight thousand three hundred fifty-nine (28,359) shares of the Series A Preferred Stock (representing $1,320,000 of the purchase price) shall be delivered at Closing to GIC;

                 (ii) Twenty-eight thousand three hundred fifty-nine (28,359) shares of Series A Preferred Stock (representing $1,320,000 of the purchase price) (the "Escrowed Stock") will be placed into escrow pursuant to the terms of Section 6.7, and such Escrowed Stock to be maintained as security for purposes of any indemnification claims under Section 6.1.

         1.3 Terms of Series A Preferred Stock. The terms and provisions of the Series A Preferred Stock shall be as provided in the Certificate of Designation, Preferences, Rights and Limitations of the Series A Preferred Stock, a copy of which is attached hereto as Exhibit "A" (the "Series A Designation"). Subject to the terms of the Series A Designation, and subject to Section 6.7 of this Agreement with respect to the Escrowed Stock, the rights and preferences of the Series A Preferred Stock are as follows:

         (a) Conversion Rate. Each share of the Series A Preferred Stock issuable to the Stockholder shall be convertible into one (1) share of First Sierra Common Stock (the "Conversion Rate").

         (b) Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, subject to the terms of the Series A Designation, when and as declared by the First Sierra Board of Directors, dividends at a per annum rate of $1.86 per share (4% per annum of the $2,640,000 Series A Preferred Stock) (the "Dividend Rate"), such dividends being non-cumulative. The first dividend payment (and each dividend payment thereafter) shall be declared and paid by First Sierra unless Newco (or if the assets of Newco are ever sold to First Sierra, the division of First Sierra consisting of such assets, which shall be referred to herein as the "GIC Division") does not obtain a margin of $3,750,000 from all income generated by the GIC Division during the first 15 months after Closing, after being increased by the amount, if any, by which the actual overhead for the GIC Division exceeds $125,000 per month (the "Minimum Dividend Performance Results"). As an example of the foregoing, if the actual overhead during a 12 month period is





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                 $150,000 per month, the margin requirement would be $4,050,000
                 (=$3,750,000 + $300,000). In instances where First Sierra is the ultimate funding source, fee income would be calculated by taking the present value of the lease generated by the GIC Division at a discount rate equal to the average 2 year Treasury rate during the month the GIC Division's leases were generated plus 250 basis points. Subject to the provisions of
                 Section 6.7, the first dividend payable to the Stockholder would be paid on the sixteen (16) month anniversary of the Closing Date. All future dividends would be calculated on a twelve (12) month basis to determine if the Minimum Dividend Performance Results have been achieved, and will be paid within one month after each successive twelve (12) month period thereafter until such time as the Preferred Stock is fully converted. If the Minimum Dividend Performance Results are met for the periods described above, then First Sierra shall pay (and the Board of Directors will be required to declare) the dividends described in this Section 1.3(b).

         (c) Redemption. Unless the shares of Series A Preferred Stock have been converted prior to such time, First Sierra shall be obligated to redeem the Series A Preferred Stock on December 31, 2001, at an aggregate redemption price for all the shares of $2,640,000.

         (d) Letters of Credit. First Sierra agrees that its obligations under the terms of the Series A Designation to distribute assets on a preferential basis to the holders of the Series A Preferred Shares in connection with the dissolution, liquidation or winding up of the affairs of First Sierra, and to redeem the Series A Preferred Shares on December 31, 2001, shall, at all times while the Series A Preferred Shares are outstanding, be secured by one or more irrevocable standby letters of credit (together, with any and all renewals and replacements, the "Letter of Credit") to be issued by Wells Fargo, a national banking association, for the account of the Stockholders, as beneficiaries under the Letter of Credit (the "Beneficiary"), in an amount equal to the aggregate redemption price for the Series A Preferred Shares then outstanding. The Letter of Credit is in the form attached hereto as Exhibit "B". In the event First Sierra consummates an initial public offering of its Common Stock, then the Letter of Credit shall terminate if at any time the fair market value of the Common Stock of First Sierra into which the Series A Preferred Stock is convertible equals or exceeds one hundred twenty percent (120%) of the value of the Series A Preferred Stock and the Common Stock into which the Series A Preferred Stock is convertible can be traded on the open market without restriction or can be sold pursuant to Rule 144 promulgated under the Securities Act of 1933. For purposes of this subsection 1.3(d), the fair market value of the First Sierra Common Stock shall be the closing price if the First Sierra Common Stock is traded on a national stock exchange or is traded over-the-counter and reported on the NASDAQ National Market System. For purposes of this subsection 1.3(d), the value of the Series A Preferred Stock shall be based upon the





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                 total amount of Series A Preferred Stock issued hereunder to the Stockholder having a value of $2,640,000. The initial Letter of Credit shall have an expiry date of no earlier than one year from its date of issue and shall provide that, if within 15 days prior to its expiry date, it is not renewed, replaced or extended for an additional period of at least one year (but in no event for any period extending past December 31, 2001) in the amount calculated above, the Stockholders shall be entitled to draw as therein provided. Any replacement Letter of Credit may be issued by Wells Fargo or another institution having combined capital, surplus and undivided profits of at least $100 million. First Sierra will notify the Stockholders of any replacement or renewal of the Letter of Credit within 15 days of the expiry date. It is a condition to any conversion of the Series A Preferred Shares into Common Stock of the Purchaser pursuant to the Series A Designation that the holders thereof have surrendered the Letter of Credit without replacement, extension or renewal.

         1.4 Allocation. The purchase price for the Acquired Assets shall be allocated for all purposes in accordance with Schedule 1.4.

         1.5 Taxes. Except as specifically provided in Section 1.6, neither Newco nor First Sierra shall be responsible for a tax of any kind related to any period prior to the Closing Date (and any period [or portion thereof] which ends on the Closing Date) or arising by virtue of this transaction.

         1.6 Assumed Liabilities. Newco shall not assume or be bound by any duties, responsibilities, obligations or liabilities, known or unknown, contingent or otherwise, of GIC of any kind whatsoever unless expressly assumed hereunder. Newco shall assume or agree to pay only the following debts, liabilities and obligations of GIC, Seller, and none other: (i) Those accounts payable and accrued expenses of GIC and the non-recourse debt of GIC, all as reflected in the May 31, 1996 unaudited balance sheet of GIC, and all other such accounts payable, accrued expenses, and non- recourse debt arising since May 31, 1996 in the ordinary course of the business of GIC through the Closing Date; and (ii) Deferred income tax liability associated with the GIC lease assets purchased by Newco which involve accounting methods adopted by GIC for such lease assets, in a total amount not to exceed $683,000 (the "Closing Date Deferred Taxes"). The term "Closing Date Deferred Taxes" is inclusive of any Federal and state income taxes reported in the tax returns of either Newco or First Sierra which relate to any issue or tax return reporting position adopted by GIC which is required to be continued by Newco or First Sierra, by virtue of this transaction, in tax periods after the Closing Date and which relates to any lease transaction which was consummated prior to the Closing. "Closing Date Deferred Taxes" also includes any interest and/or penalties which may result from an examination of the income tax returns of either Newco or First Sierra to the extent that such examination involves any issue or tax return reporting position adopted by GIC which is required to be continued by Newco or First Sierra, by virtue of this transaction, in tax periods after the Closing Date and which relates to any lease transaction which was consummated prior to the Closing. The parties agree to work together to prepare the





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day immediately prior to Closing (and failing such, as soon as practicable after Closing, but in any event before July 31, 1996), an accurate list of the accounts payable, accrued expenses, and non-recourse debt of GIC as of the Closing Date (the "Closing Date Liabilities").

         1.7 Liabilities Not Assumed. Except as otherwise expressly provided in Section 1.6, Newco does not assume, agree to pay, perform or discharge or otherwise have any responsibility for any liability or obligation of GIC, fixed or contingent, and whether arising or to be performed prior to, on or after the Closing. Without in any way limiting the generality of the foregoing, Newco does not assume, and GIC shall pay, perform, discharge, and GIC and the Stockholders indemnify Newco and First Sierra against:

         (a)     any recourse debt;

         (b) any federal, state, local or foreign income, sales, real or personal property, gross receipts, estimated income, transfer, use franchise, profits, stamp, employment taxes (whether payable directly or via withholding) or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including without limitation interest and penalties) imposed by any law, rule or regulation (collectively, the "Taxes") which are attributable or related to the Acquired Assets or the operations and business of GIC for any periods ending on or before the Closing, or which may be applicable because of GIC's sale of its business or any of the Acquired Assets to the Newco (collectively, the "Tax Obligations"), as well as any liability in excess of Closing Date Deferred Taxes for Federal or state income taxes, interest or penalties attributable any issue or tax return reporting position adopted by GIC which is required to be continued by Newco or First Sierra, by virtue of this transaction, in tax periods after the Closing Date;

         (c) (i) any obligation to bring, or liability for failure to have brought, any of the Acquired Assets or GIC's business in compliance with any building, zoning, environmental, health or safety laws if the conditions giving rise to such obligation or liability exist by reason of actions or inactions with respect to such Acquired Assets or GIC's business prior to the Closing; (ii) any obligation or liability with respect to the clean-up of hazardous materials arising from GIC's actions; and (iii) any obligation or liability which Seller may have to third parties resulting from any violation by GIC of any such laws or from a breach or a default by GIC under any permit;

         (d) any liability or obligation under any of GIC's employee benefit plan;

         (e) any liability or obligation resulting from or arising out of claims based on the service, work performed, product manufactured or distributed, in whole or in part,





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

                 by GIC, arising out of any act, omission, event, occurrence or circumstance that existed on or before Closing, or relating to any service or work performed.

         (f) any liability or obligation arising from the breach by GIC of any representation or warranty to any of its funding sources, lenders, customers, or lessees;

         (g) any liabilities or obligations incurred, arising from or out of or in connection with any alleged or actual defect in the Equipment (as defined in Section 3.9) or in connection with any alleged or actual breach of warranty (whether express or implied) in relation to any Equipment, where the facts giving rise to such liabilities or such obligations occur prior to the Closing Date;

         (h) any liability based on any injury incurred prior to the Closing Date to any of GIC's employees (which term when used in this Section 1.7 shall include any such employee's dependents, heirs, successors and assigns), whether or not working, retired, laid off or deceased as of the Closing Date, including but not limited to employee-employer discrimination claims, any worker's compensation laws of any state, any employment security laws or similar laws of any state, the Jones Acts, the Longshoreman's and Harbor Worker's Compensation Act, or any other choses in action that may be vested or may vest in any of the employees (collectively, "Worker's Compensation Liabilities"); and

         (i) any other liability or obligation except to the extent expressly set forth in Section 1.6.

         1.8 Procedures before Closing. The parties shall cooperate fully in an orderly transition of the Acquired Assets and shall establish mutually agreeable procedures: (i) to appropriately effect the transfer of the Acquired Assets (including the Leases); and (ii) to allocate costs, expenses, and revenues as of the Closing Date.

         1.9 Tax Effect of Merger Transaction. It is the intention of the parties that the Merger constitute a "reorganization" within the meaning of
Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties agree to file all of their respective tax returns and reports in a manner consistent with such intention, and to not take any filing position in a manner inconsistent with such intention unless compelled to do so by court order or administrative decree. Each party agrees to furnish such information and take such action as may be reasonably requested of the other party in connection with the foregoing (which action shall not include any change in the commercial terms of this Agreement and the other transactions incident thereto). In no event, however, shall First Sierra or Newco be required to incur any out-of-pocket expenses in defending such position or providing such information or taking such action, nor shall the foregoing constitute a warranty or guaranty that the transactions contemplated by this Agreement will, in fact constitute such a reorganization.





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         1.10    Stockholder Consents.  The Stockholders, in their capacity as the only shareholders of GIC, and First Sierra, in its capacity as the sole shareholder of Newco, hereby consents to this Agreement and the transactions contemplated hereby.

         1.11 Further Assurances. Each party agrees to execute and deliver from time to time after the Closing Date, at the reasonable request of the other party or parties, and without further consideration, such additional instruments of conveyance and transfer, and to take such other action as the other party or parties may reasonably require to more effectively carry out the terms and provisions of this Agreement.

                          SECTION 2 - OTHER AGREEMENTS

         2.1 Taxes and Utilities. Any and all ad valorem taxes, rents, utilities, and any other costs and expenses associated with the Acquired Assets shall be prorated as of the Closing Date.

         2.2 Sales Taxes. GIC agrees to furnish to Newco a status letter from the state taxing authorities as evidence that all sales and use tax liabilities of GIC as of the most recent available date have been fully satisfied or provided for.

         2.3 Name Change. GIC shall change its name immediately after the Closing Date to a name that will not prevent Newco from utilizing the name "General Interlease Corporation."

         2.4 Employees. GIC will in good faith cooperate with Newco in Newco's attempt to retain the employees of GIC (such employees are referred to herein as the "Employees"). With regard to the Employees, Newco shall credit the Employees with their length of service with GIC prior to Closing. Newco shall credit the Employees for any accrued and untaken vacations and holidays that such Employees may have had as employees of GIC immediately prior to the Closing. Set forth hereto as Schedule 3.21 is a list of all such Employees, along with a complete description of all vacation, holiday, and sick leave policies, all incentive compensation policies, and any other policies of GIC relating to Employees. Group health insurance will be provided by Newco effective the date of Closing to all Employees comparable to current coverage. Employee records for current employees, including payroll and wage and hour records, will become the property of Newco which agrees to preserve the records for any time required by governmental regulations.

         2.5 Litigation Costs. Newco agrees to pay, up to an aggregate amount not to exceed $2,000 per month, litigation costs and expenses of GIC in defending those claims described in Section 3.26; provided, however, that such litigation costs and expenses so paid shall be amounts for which Newco shall be entitled to indemnification under Section 6 hereunder.

                  SECTION 3 - REPRESENTATIONS AND WARRANTIES
                            OF GIC AND STOCKHOLDERS





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         GIC and the Stockholders hereby jointly and severally make the following representations and warranties to Newco and First Sierra as of the date hereof, and all such representations and warranties shall survive the Closing Date:

         3.1 Ownership of Shares. The Stockholders are the record and beneficial owners of all of the issued and outstanding capital stock of GIC (the "Shares"). The Shares are not subject to, nor were they issued in violation of, any preemptive rights. The Stockholders own and hold good and valid title to the Shares, free and clear of all liens, encumbrances, pledges, options, proxies, voting trusts, voting agreements, charges or assessments of any kind whatsoever.

         3.2 Corporate Organization, Authorization, etc. GIC is a corporation duly organized, validly existing and in good standing under laws of the State of Florida and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease; is duly qualified or licensed to do business and is in good standing in every other state of the United States and other jurisdictions where the character of its business or the nature of its properties make such qualification or licensing necessary, other than those in which the failure to be so qualified would not have a material adverse effect on the current financial condition, business, or operations of GIC. True, correct and complete copies of the Articles of Incorporation, as amended to date and certified by the Florida Secretary of State, and Bylaws, as amended to date, of GIC, certified by its corporate secretary, as are now in effect are attached hereto as Schedule 3.2.

         3.3 Capitalization. The issued and outstanding capital stock of GIC consists of 100 shares of Common Stock, $5 par value. All of such issued shares are validly issued, fully paid and nonassessable. GIC does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments or agreements to issue any additional shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument, and GIC is not obligated to issue any shares of its capital stock for any purpose. There are no unsatisfied preemptive rights in respect of GIC's capital stock.

         3.4 Due Execution and Enforceability. GIC and the Stockholder have full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholders and by GIC and constitutes the valid, binding and legally enforceable obligation of the Stockholders and GIC, enforceable in accordance with its terms, except to the extent that enforcement may be affected by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of the rights and remedies of creditors generally and general equitable principles.

         3.5 Approval of Transactions. The Stockholders, as the owners of 100% of the voting stock of GIC, have (i) approved the transactions and agreements herein to which GIC is a party and (ii) authorized the officers and directors of GIC to take such actions as any of them may deem appropriate in order to accomplish the transactions contemplated hereby.





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

         3.6 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by GIC and the Stockholders nor the consummation of the transactions contemplated hereby will violate, require any filing, consent or approval under, be in conflict with, or constitute a default under
(i) any law, ordinance or governmental rule or regulation to which GIC or the Stockholders is subject, (ii) any judgment or order of any court or any other governmental authority which is applicable to GIC or the Stockholders, or (iii) the Articles of Incorporation or Bylaws of GIC. Such execution, delivery and consummation will not violate, be in conflict with, or constitute a default under (with or without the giving of notice or lapse of time, or both) any note, lease, loan agreement, or other agreement, instrument, document, or understanding (written or oral) to which GIC or the Stockholders is a party or by which any of their properties or other assets may be subject, except for any violations, conflicts or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

         3.7 Subsidiaries, Affiliates, etc. GIC does not own any shares of stock or other security of any corporation or any equity interest in a partnership, joint venture or other business entity, and GIC does not control any other corporation, partnership, joint venture or other business entity by means of ownership, management contract or otherwise.

         3.8 Financial Statements. The Stockholders have delivered to First Sierra and Newco as set out below the following financial statements of GIC as Schedule 3.8:

         (a) An unaudited balance sheet of GIC as of June 30, 1994, and the related unaudited income statement and statement of cash flows for the year then ended;

         (b) An unaudited balance sheet of GIC as of June 30, 1995, and the related income statement and statement of cash flows for the year then ended; and

         (c) An unaudited balance sheet of GIC (the "Balance Sheet") as of May 31, 1996 (the "Balance Sheet Date") and GIC's unaudited income statement for the period ended May 31, 1996.

All of the financial statements referred to in this Paragraph 3.8 have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved; and they present fairly the financial positions to which they relate at the respective dates thereof, the related results of operations for the periods therein referred to, and the related changes in financial position for such periods. Except as and to the extent disclosed and specifically reserved for or against in the Balance Sheet or disclosed in the notes thereto or as incurred by GIC in the ordinary course of business (and not in violation of any representation, warranty or other term or provision of this Agreement) since the date of the Balance Sheet, GIC has not incurred or become liable for and is not subject to any liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, and whether due or to become due. Except as set forth in Schedule 3.8, there is no oral or written guarantee, assurance or other credit maintenance arrangement by GIC of any obligation of any person or entity for the borrowing of money, for the payment of any monetary obligation of any nature whatsoever (whether due or to become due), or for the performance of any obligation of any nature whatsoever or otherwise. As of Closing, the net book value of GIC is no less than the net book value as reflected on the Balance Sheet, and there have been no cash distributions to shareholders of GIC except as disclosed to First Sierra.

         3.9 Condition of Assets. Schedule 3.9 hereto sets forth GIC's leases/financing arrangements as of May 31, 1996 (which, together with all other lease/financing arrangements entered into by GIC between such date and the Closing Date, are referred to herein as the "Leases"). As used herein, the term "Lease Documents" shall mean and refer to the lease agreements and financing contracts evidencing the leases/financing arrangements described in
Schedule 3.9, together with all related documents and agreements including, without limitation, master lease agreements, schedules or other addenda to such lease agreements and financing contracts, certificates of delivery and acceptance, UCC financing statements, remarketing agreements, residual guaranty agreements, insurance policies, and guaranty agreements and other credit supports. As used herein, the term "Equipment" shall mean and refer to all equipment, inventory, and other property described as being leased pursuant to or in which GIC is granted a security interest in pursuant to a Lease. As used herein, the term "Obligor" shall mean and refer to any lessee party or other party obligated to pay or perform any obligations under or in respect of a Lease or the Equipment covered by a Lease (excluding the lessor party thereunder, but otherwise including, without limitation, any guarantor of a Lease or any vendor, manufacturer or similar party under a remarketing agreement, residual guaranty or similar agreement). As used herein, the term "Scheduled Payments" means the monthly rental payments or installments of principal and interest under the terms of the Leases.

         (a) There is no restriction or limitation in any of the Lease Documents or otherwise restricting GIC from executing this Agreement, terminating the Lease Documents, or otherwise entering into the transaction contemplated by this Agreement, or if the Lease Documents require the consents of the Obligors to the transactions contemplated by this Agreement, such consents have been obtained.

         (b)     (i)      GIC either owns the Equipment covered by each Lease
                          that has a booked residual amount relating to the same as indicated on Schedule 3.9 or GIC has a right to purchase the Equipment at the end of the lease term for a nominal amount.

                 (ii) As to all other Equipment, GIC owns such Equipment or has a first perfected security interest in such Equipment; and to the best knowledge of Stockholders, such interest is a first priority perfected interest.

         (c) With respect to each Lease, only one original of such Lease exists.

         (d) Each Lease is genuine and in full force and effect in accordance with its terms, and nothing has occurred or failed to be performed which would or might permit any Obligor to terminate such Lease or suspend or reduce any payments or obligations due or to become due in respect of such Lease or the related Lease Documents by reason of default by the lessor party under such Lease. Except as set forth on Schedule 3.9, to the best knowledge of the Shareholders none of the Obligors in respect of a Lease or the related Lease Documents is the subject of a bankruptcy, insolvency or other similar proceeding.

         (e) Except for the delinquency in the payment of any Scheduled Payment that is not more than 60 days past due, there does not exist any default in the payment of any Scheduled Payments due under any Lease or the related Lease Documents; and to the best knowledge of the Shareholders there does not exist any other default, breach, violation or event permitting acceleration, termination or repossession under any Lease or the related Lease Documents (or under any other agreement between the Obligor(s) in respect of such Lease and the Company) or any event which, with notice and the expiration of any applicable grace or cure period, would constitute such a default, breach, violation or event permitting acceleration, termination or repossession under such Lease or the related Lease Documents (or under any other agreement between the Obligor(s) in respect of such Lease and the Company).

         (f) All requirements of any federal, state or local law, including without limitation, usury laws, applicable to each Lease (including the origination, acquisition and servicing thereof) have been complied with in all material respects.

         (g)     Each Lease has the following characteristics:

                 (i) such Lease was originated in the United States and the Scheduled Payments thereunder are payable in U.S. dollars by Obligors domiciled in the United States;

                 (ii) at least one Scheduled Payment has been made by the Obligor under each such Lease that was entered into by GIC prior to the Closing Date;

                 (iii) no Obligor in respect of such Lease is an affiliate of GIC or the Stockholder;

                 (iv) the lessee party under such Lease has unconditionally accepted the Equipment covered by such Lease;

                 (v) such Lease was not in GIC's "legal" account category as of May 31, 1996; and

                 (vi) such Lease is not currently in GIC's "legal" account category.

         (h) Each Lease and the related Lease Documents are valid, binding and legally enforceable obligations of the parties thereto, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency and other similar laws).

         (i)     Each item of Equipment is subject to a Lease.

         (j)     Each Lease is a fixed rate lease contract.

         (k) Pursuant to the terms of the Lease Documents related to each Lease, as of the Closing the lessee in respect of such Lease is absolutely required to make to GIC or GIC's designee all payments and perform all obligations under such Lease and the related Lease Documents without abatement, deferment or defense of any kind or for any reason. No Lease or any related Lease Document is subject to any right of rescission, set-off, counterclaim, abatement or defense, including (without limitation) any defense of usury, nor will the operation of any of the terms of any Lease or any related Lease Document or the exercise of any right or remedy thereunder render such Lease or any related Lease Document or the obligations thereunder unenforceable, or subject the same to any right of rescission, set-off, counterclaim, abatement or defense. No Obligor in respect of a Lease has asserted any such right of rescission, set-off, counterclaim, abatement or defense to its obligations under its Lease or any related Lease Document, or under any other Lease (or any related Lease Document) to which such Obligor is a party.

         (l) None of the Leases or their related Lease Documents has been modified, amended or extended (in the manner of an extension in the maturity date, a change in the amount or time of payment of any installment of rent or otherwise), no indulgences or waivers have been granted in respect of the obligations of any Obligor under any Lease, and neither GIC nor any affiliate of GIC has advanced any monies on behalf of or to cure any breach or default by any Obligor.

         (m) Each Lease requires the Obligor thereunder at its own cost and expense to maintain the Equipment leased thereunder in good repair, condition and working order, and each Obligor under a Lease is currently in compliance with such requirement.

         (n) Each Lease requires the Obligor thereunder to pay all fees, taxes (except income taxes), and other charges or liabilities arising with respect to the Equipment leased thereunder or the use thereof, to keep the Equipment free and clear of any and all liens, security interests and other encumbrances (other than the security interest of the Company), to hold harmless the lessor thereunder and its successors and assigns against the imposition of any such fees, charges, liabilities and encumbrances, to bear all risk of loss associated with the Equipment covered by or securing the obligations under such Lease during the term of such Leases and to maintain at the cost of the Obligor public liability and casualty insurance in respect of such Equipment covered by the Lease.

         (o) Except for Leases relating to rolling stock, each Lease prohibits without the lessor's prior written consent any relocation of the Equipment covered by such Lease and requires the Obligor thereunder to execute such agreements and documents (including without limitation any UCC-1 financing statements or amendments thereto) as may reasonably be requested by the lessor in connection with any such relocation.

         (p) All federal, state and local sales, use, property and other similar taxes (and penalties and interest thereon) payable by GIC as lessor, in respect to the Leases, any Equipment covered by or securing the obligations under the Leases, or any payments on the Leases, that have become due and payable have been paid to every applicable governmental authority.

         (q) As to each Lease, at the time the Lease was entered into, the interest of GIC in respect of the Equipment covered by or securing the obligations under such Lease was duly perfected by the filing or recording in applicable jurisdictions of UCC financing statements or other documents sufficient to perfect GIC's interest in such Equipment, and GIC has not taken any action on its behalf to change such perfected status. All Equipment is located within the United States.

         (r) Each Lease involves either the lease of tangible personal property owned by GIC or the loan of money secured by a security interest in tangible personal property owned by the Obligor thereunder.

         (s) Except as disclosed on Schedule 3.25 or 3.26, GIC has not received any notice challenging its ownership or the priority of its security interest in the Equipment covered by each Lease, and there are no proceedings pending before any court or governmental entity or, to the best of the Shareholders' knowledge, threatened by any Obligor or other party, (i) asserting the invalidity of any Lease or any of the related Lease Documents, (ii) seeking to prevent payment and performance by any Obligor of any Lease or any of the terms and provisions of the related Lease Document or any other agreement between such Obligor and GIC, or (iii) seeking any determination or ruling that might adversely affect the validity or enforceability of any Lease or any of the terms and provisions of the related Lease Documents.

         (t) As to each Lease, there are no agreements or understandings between GIC and the Obligors in respect of such Lease or otherwise binding on GIC other than as expressly set forth in the related Lease Documents.

         (u) None of the Obligors is a governmental entity with leases containing "non-appropriation" and/or "essential use" clauses.

         (v) Schedule 3.9-A attached hereto is a true and complete list as of May 31, 1996, of the maturity date by lease of all residuals and the balances of all residuals. GIC owns all rights in and to such residuals as listed on Schedule 3.9-A as well as all residuals of GIC from the time of such date through Closing. All such residuals are listed at 10% of original equipment cost unless otherwise noted, there are no "side" or other agreements, arrangements, or understandings relating to such residuals, and the provisions of the Leases relating to such residuals do not permit the lesee or any other person to purchase the Equipment under such Lease for an amount less than the amount listed on Schedule 3.9-A for such residual.

         3.10 Lease Volume. Schedule 3.10 hereto sets forth the lease volumes generated by GIC for the periods indicated thereon, and GIC and the Stockholder represent and warrant that Schedule 3.10 is accurate in all respects and that such volumes were generated for the periods indicated.

         3.11 Lease Funding. GIC is in compliance with all of the terms and covenants of each agreement, contract, understanding or arrangement with any funding source for the Leases referred to in Section 3.11 and GIC is not in default of or in breach of any representation or warranty in any agreement, contract, understanding or arrangement with any such funding source. GIC is not in default or in breach of any representation or warranty or in violation of any covenant or agreement, contained in GIC's Pegasus Service Center Agreement. The execution of this Agreement by GIC and the consummation of the transactions contemplated hereby will not be a violation of GIC's Pegasus Service Center Agreement or any other agreement, contract, arrangement or understanding with any of GIC's funding sources.

         3.12 Liabilities. Schedule 3.12 is a true and complete list, as of May 31, 1996, of all known liabilities of GIC of any nature, character and description, except (i) obligations under contracts or commitments described in
Schedule 3.17 or under contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Balance Sheet, (iii) contingent or liquidated liabilities described on Schedule 3.25 or 3.26, (iv) liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement, or a claim or lawsuit, or an environmental liability).

         3.13 Accounts and Notes Receivable. GIC and the Stockholder have delivered to First Sierra and Newco a true and complete list (Schedule 3.13), as of May 31, 1996, of the accounts receivable and notes receivable of GIC. Except to the extent collected prior to the date hereof, all of GIC's accounts and notes (without reserves) are collectable in the amounts shown on Schedule
3.13 and the accounts and notes receivable reflected on the books and records of GIC as outstanding on the Closing Date (including those on Schedule 3.13) are valid debts owing to GIC arising in the ordinary course of business, and such accounts and notes receivable are by their terms payable within ninety (90) days of the invoice date of each such receivable. As of May 31, 1996, the cash and cash equivalents of GIC were $447,416 and such cash and cash equivalents have been utilized since May 31, 1996 only for the proper conduct of GIC's business, in the ordinary course of its business. "Cash equivalents" shall mean liquid investments with maturities of three (3) months or less. The Stockholders have no knowledge that any single customer represents fifteen percent (15%) or more of the revenues of GIC.

         3.14    Patents, Trademarks, Copyrights, etc.

         (a) "Proprietary Rights" shall mean all of the following items owned by or licensed to GIC, and any and all corresponding rights that, now or prior to Closing, may be secured by GIC:
                 (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works and mask works; (iii) all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (v) computer software and software systems (including, without limitation, data, databases, related documentation and the Lease Team lease accounting software); (vi) other proprietary rights; (vii) licenses or other agreements to or from third parties regarding the foregoing; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 3.14.

         (b) GIC does not own any patents, trademarks, service marks, copyrights or trade secrets.

         (c) GIC has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third parties and the Stockholders are not aware of any infringement, misappropriation or conflict which shall occur as a result of the continued operation of GIC's business as currently conducted or as currently proposed to be conducted.

         3.15 Real Property. Schedule 3.15 to this Agreement is a true and complete copy of the lease of the real property leased by GIC. Schedule 3.15 contains a summary description of all buildings, fixtures and other improvements located on this leased real property. The lease listed on Schedule 3.15 is valid and in full force, and there does not exist any default by GIC or event that with notice or lapse of time, or both, would constitute a default under the lease.

         3.16 Furniture and Equipment. Schedule 3.16 to this Agreement is a true and complete schedule describing and specifying the location of all furniture equipment owned by, in the possession of, or used by GIC in connection with its business. The property listed in Schedule 3.16 constitutes all such tangible personal property presently utilized by GIC in its business as now conducted. All items of such equipment are in reasonably good operating condition, order and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purposes for which they are being used in the operations and business of GIC as presently being conducted without present need for repair or replacement except in the ordinary course of the operations and business of GIC, (iii) to the best knowledge and belief of GIC, conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to enable GIC to engage in commercial operation on a continuous basis subject to normal maintenance and repair outages in the ordinary course of its business.

         3.17 Material Contracts. Schedule 3.17 is an accurate list, as of the date hereof, of all contracts, agreements, and understandings to which GIC is a party or by which it or any of its property is bound with respect to which the obligations of or the benefits to be received by GIC could reasonably be expected to have a value in excess of $5,000 in any consecutive 12 month period (each a "Material Agreement"). Schedule 3.17 does not include the Leases listed on Schedule 3.9, those insurance policies listed on Schedule 3.20 or those employment agreements listed on Schedule 3.21, but does include all (if any) other contracts, agreements, and understandings to which GIC is a party including, but not limited to, joint venture or partnership agreements, contracts with municipalities and labor organizations, loan agreements, pension agreements, bonds, mortgages, liens, pledges, guaranties or other security agreements, noncompetition agreements, license or royalty agreements, agreements with respect to investing funds, contracts relating to the distribution, marketing or sales of its services or products, and warranty agreements with respect to its services or products, and the Stockholder has delivered true copies of such agreements to First Sierra. Except to the extent set forth on Schedule 3.17, GIC and, to the knowledge of the Stockholder, all other respective parties thereto have complied with all material commitments and obligations under all such contracts and agreements and there are not any pending unresolved claims of which GIC has received notice.

         3.18 Title and Condition of Property. GIC has good and marketable title to all property, assets and leasehold estates, real and personal, owned and used in its business, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except for liens in favor of funding sources relating to the leases in which GIC is the original lessor and statutory liens for taxes not yet due or delinquent. There are no claims against GIC and the Stockholder is not aware of any facts or circumstances which could reasonably be expected to lead to any claims, which would if determined adversely to GIC result in a lien against any of the assets or property of GIC. All buildings, structures, and material equipment currently utilized in normal operations of GIC are suitable for the purposes for which they are used, and are in reasonably good working order and in reasonable repair.

         3.19 Insurance. Schedule 3.19 is a true and complete list, as of the date hereof, of all insurance policies carried by GIC (with a notation as to the status of premiums paid or payable thereon, specifying the insurer, the amount of coverage, the deductible amount, the type of insurance, the policy number, the cash surrender value, the owner, the beneficiary, the loss payee, and all pending claims thereunder). GIC has not been refused any insurance by any insurance carrier to which it has applied for insurance during the past three years because of unacceptable risk.

         3.20 Employee Arrangements. Schedule 3.21 is a true and complete list showing all officers and directors of GIC and the rate of compensation (and the portions thereof attributable to salary, commissions and bonuses, respectively) of the officers and key employees of GIC, as of the date of this Agreement, and showing all employment contracts and compensation arrangements and benefit plans and classifications of employees covered thereby as of the date of this Agreement. The Stockholders have provided First Sierra true and complete copies of all of GIC's employment contracts and compensation arrangements with its employees, and all non-compete agreements with employees, and a copy of GIC's current major medical and employee health plans.

         3.21 Employee Benefit, Pension, Bonus Plans, etc. Except for the plans and agreements listed in Schedule 3.21 hereto, GIC is not and has not within the last three years been a party to or obligated under any material plan, program, trust, contract, agreement, or arrangement, either oral or written, for the benefit of employees of GIC, whether a single employer or multi-employer plan, and including welfare, fringe benefit, pension, profit sharing, retirement and deferred compensation plans. There has not been any
(i) termination of any "defined benefit plan" within the meaning of ERISA maintained by GIC or any person, firm or corporation ("Affiliate") which is under "common control" (within the meaning of Section 4001(b) of ERISA) with GIC, or (ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise or (iii) written notice given to GIC or any affiliate of the intention to commence or seek the commencement of any such proceeding. GIC does not maintain or contribute to any multi-employer plan within the meaning of Section 3(37) of ERISA or any defined benefit plan within the meaning of
Section 3(35) of ERISA.

         3.22 Employee Relations. Except as disclosed in Schedule 3.22, there are no controversies pending or, to the knowledge of the Stockholders, threatened between GIC and any employee, former employee or job applicant of GIC or any association or any group of current or former employees of GIC, and the general relationship between GIC and its employees is good. To the knowledge of the Stockholders, no salesman or other key employee is currently intending to leave or has informed the Stockholders that he or she will leave upon consummation of this Agreement. Except as set forth on Schedule 3.22, GIC has not entered into any labor contracts with any bargaining agency or union representing its employees, and no union is known to be organizing or attempting to organize any of the employees of GIC who are not already members of a labor union. To the knowledge of the Stockholders, the services of all essential employees of GIC will continue to be available on substantially the same terms and at the same locations for the continuation of the business of Newco after the Closing. The Stockholders have delivered to First Sierra true and complete copies of all employment agreements, collective bargaining and labor agreements to which GIC is a party. GIC has complied in all material respects with all laws applicable to it relating to the employment of labor, including any provisions relating to wages, hours, collective bargaining and the payment of social security and other taxes.

         3.23 Bank or Other Accounts. Schedule 3.23 is a true and complete list showing as of the date of this Agreement (i) the name of each institution in which GIC has funds, certificates representing deposits, accounts, safe deposit boxes or securities, (ii) the names in which the funds, certificates, boxes or securities are held and (iii) the names of each person authorized to draw thereon or have access thereto.

         3.24 Tax Matters. All federal, state and local tax returns of GIC that are required to be filed on or before the Closing Date have been (or will have been by the Closing Date) timely filed (subject to any extensions that have been obtained) with the appropriate governmental authorities. All income, gross receipts, sales, transfer, use, employment, franchise, profits, property, stamp and other taxes of any kind whatsoever (whether payable directly or via withholding), together with any interest thereon and any penalties, additions to tax or additional amounts imposed by any governmental authority responsible for the imposition of any such tax, including, without limitation, estimated taxes and those taxes that are shown on the tax returns described in the preceding sentence as due from GIC (collectively, "taxes"), have been (or will have been by the Closing Date) properly accrued (in accordance with GAAP), paid or deposited. The accruals for taxes contained in GIC's Financial Statements as of the date of the most recent balance sheet included in such financial statements are adequate to cover the material tax liabilities of GIC taken as a whole as of that date and include adequate provisions for all material deferred taxes, and nothing has occurred subsequent to such date to make such accruals materially inadequate. Except as set forth on Schedule 3.24, GIC has not received any knowledge of any notice of deficiency or assessment in connection with any tax returns, and there are not any pending tax examinations of, or tax claims asserted against GIC. GIC has not extended, nor waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no requests for rulings or determinations in respect of any taxes pending between GIC and the Internal Revenue Service or any other taxing authority. GIC has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. GIC has not made any payments nor is obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. There is no lien for taxes (other than any lien for current taxes not due and payable) on or with respect to any assets of GIC. GIC has not been a party to any tax allocation or sharing agreement. None of the shareholders are a "foreign person" for purposes of U.S. income taxation. GIC has never been a member of an affiliated group within the meaning of Section 1504(a) of the

Code. GIC made all deposits required by law to be made with respect to employees' withholding and other employment taxes. GIC is responsible for the timely preparation and filing of all current GIC income tax returns and the payment of all related income taxes for the current tax periods (or "short" tax periods) ending prior to or on the Closing Date. Copies of the current income tax returns will be provided to First Sierra at the time they are signed and filed with the related taxing authorities. "Income taxes" as used herein include (but may not be limited to) all federal, state taxes based upon income, gross receipts, net capital, profits, intangible assets, etc.).

         3.25 No Defaults under Contracts. All contracts, agreements, plans, leases, licenses, certificates, insurance policies, permits and franchise agreements listed in any schedule provided to First Sierra hereunder are valid and in full force and effect, except to the extent disclosed in any schedule hereto. Except as set forth in Schedule 3.25, GIC has not breached any material provision of, nor is in default in any material respect under the terms of, any such contract, agreement, lease, license, or permit, and GIC is not in default in any material respect as to its performance on any such contracts.

         3.26    Litigation, Defaults under Laws, etc.  Except as set forth in
Schedule 3.26, GIC has complied in all material respects with and is not in default in any material respect under, any law, rule, permit, regulation, ordinance, order, writ, injunction or court decree applicable to it. Except as set forth in Schedule 3.26, GIC is not subject to any order, ruling, decree or judgment, having continuing effect, of any court, arbitrator or governmental agency or instrumentality. Except as set forth in Schedule 3.27, there are no claims, actions, suits, arbitrations, investigations, disputes or other proceedings against GIC, pending or, to the knowledge of the Stockholders, threatened; and the Stockholders have no knowledge of any factual basis existing that could reasonably be expected to result in any such claim, action, suit, arbitration, investigation, dispute or other proceeding.

         3.27    No Consents Required.   Except as set forth on Schedule 3.28,
no consents are required by GIC in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, or to avoid or prevent any acceleration of maturity or performance under, or any default or breach of, or any material adverse effect with respect to any indebtedness, contract, right, franchise, permit or other privilege to which GIC is a party or by which any of its assets are bound.

         3.28 Brokers and Finders. The parties have agreed that the Stockholder and First Sierra will equally share (up to $35,000 each) any fees due to Bruce Kropschot. No other broker or finder has acted directly or indirectly for GIC or the Stockholders in connection with this Agreement or the transactions contemplated hereby, and no other broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of GIC or the Stockholders.

         3.29 Absence of Changes. Since the Balance Sheet Date, there has been no adverse change in the business, results of operations, prospects, financial condition or liabilities (accrued, absolute, contingent or otherwise), of GIC. Since the Balance Sheet Date, the following events have not occurred, except as have been previously disclosed in writing to First Sierra:

         (a) the issuance, sale or delivery, split, reclassification, combination, or other adjustment, or any agreement to do the same, of any stock, bonds or other corporate securities of which GIC is the issuer (whether authorized and unissued or held in treasury), or the granting or issuance, or agreement to grant or issue, any options, warrants or other rights (including convertible securities) calling for the issue thereof;

         (b) the borrowing, or agreement to borrow, of any funds or the voluntary incurrence, or assumption, whether directly or by way of guarantee or otherwise, of any obligation or liability (absolute or contingent), except with respect to accounts payable arising out of the ordinary course of business;

         (c) the mortgage or pledge of any of GIC's assets, tangible or intangible;

         (d) except for the sale of inventory and other operating assets in the ordinary course of business, the sale, lease, exchange or other transfer, or the entering into of any agreement to sale, lease, exchange or otherwise transfer, any of the GIC's assets, property or rights or cancel, or the agreement to cancel, any debts or claims;

         (e) the entering into, or any agreement to enter into, any agreement or arrangement granting any preferential rights to purchase any of the assets, property or rights of GIC or requiring the consent of any party to the transfer or assignment of any such assets, property or rights;

         (f) the making or permitting of any amendment or termination of any contract, agreement or license to which it is a party;

         (g) the making of any change in, or adoption of, any profit-sharing bonus, deferred compensation, insurance, pension, retirement, severance or other employee benefit plan, payment or arrangement or the entering into of any employment, consulting or management contract;

         (h) the entering into of any employment, labor or collective bargaining agreement;

         (i) the increase of the compensation payable or to become payable to any officer, employee or agent, or the making of any bonus or other type of compensation payment to any such person;

         (j) the merger or consolidation with any other corporation, the acquisition of control of any other corporation or business entity, or the taking of any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement providing therefor or otherwise;

         (k) the entering into of any contract, agreement or course of action which (i) may materially increase its liabilities or
                 (ii) which requires or will require expenditure of more than $5,000 in the singular or $10,000 in the aggregate;

         (l) except as required by law, the making of any alteration in the manner of keeping its books, accounts or records, or in the accounting practices therein reflected;

         (m) the solicitation, either directly or indirectly, or the initiation or encouragement of any offer for the purchase or acquisition of GIC or any of its assets by any party other than First Sierra or the investigation of any unsolicited offer or the entering into of any negotiations with any party other than Purchaser concerning any such acquisition;

         (n) the declaration, setting aside or payment of any dividend on its stock in cash, stock or property, or directly or indirectly, the redemption, purchase or other acquisition of any of its own stock, or any other distribution of its assets to its stockholders, or the reclassification, recapitalization, splitting up or otherwise adjusting any of its capital stock;

         (o) the amendment or alteration of the certificate of incorporation or bylaws of GIC; or

         (p) the entering into of any other transaction other than in the ordinary course of business.

         3.30    Environmental.  Except as specifically set forth in Schedule
3.30 attached hereto and incorporated herein:

         (a) the occupancy of and operations by GIC at its leased properties (the "Properties") are and were in material compliance with applicable federal, state, local, or foreign health, safety and environmental laws;

         (b) to the Stockholders' best knowledge, the Properties are not currently under investigation by any governmental agencies under any laws pertaining to health, safety or the environment;

         (c) there are no lawsuits or administrative proceedings by third parties or governmental agencies involving health, safety or environmental matters with respect to any of the Properties;

         (d) the uses and operations conducted by GIC employees at any of the Properties do not presently involve, and have not previously involved, the treatment, storage, disposal, incineration or recycling of Hazardous Materials;

         (e) to the Stockholders' best knowledge, the Properties have never been used for industrial or commercial operations involving Hazardous Materials;

         (f) there are no aboveground or, to the best knowledge of the Stockholders, underground storage tanks on the Properties;

         (g) to the best knowledge of the Stockholders, there are no asbestos containing materials on or in any structures, improvements or equipment on or in the Properties;

         (h) to the best knowledge of the Stockholder, there are no PCBs or PCB containing electrical equipment on or in the Properties;

         (i) any waste generated from the uses and operations conducted at the Properties has been and is being stored and disposed of in compliance with all applicable environmental laws; and

         (j) there are no discharges of industrial wastewater on or from the Premises.

         As used herein, the term "Hazardous Materials" shall mean (i) asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, radon gas, petroleum, oil, solid waste, pollutants and contaminants, and (ii) any chemicals, materials, wastes or substances which are defined, regulated, determined or identified as toxic or hazardous in any environmental laws, including but not limited to substances defined as "hazardous substances," "hazardous materials," or "hazardous waste" in SARA; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601, et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et. seq.; or comparable state and local statutes or in the regulations adopted and publications promulgated pursuant to said statutes.

         3.31 Worker's Compensation Claims. Schedule 3.31 contains a true and complete listing of all pending worker's compensation claims (including all such claims that have arisen in the past two years). All possible worker's compensation claims of which the Stockholders have received notice or is aware of are also listed. The Stockholders are not aware of any events that are not generally applicable to similar businesses which would cause its workmen's compensation insurance premiums to increase or of any notifications of increases or possible increases.

         3.32 Product Warranties. There is no claim against or liability of GIC on account of product warranties or with respect to the manufacture, licensing, sale or rental of defective products (except minor claims arising in the ordinary course of business and which may be satisfied at only a nominal cost), and, there is no basis for any such claim on account of defective products heretofore manufactured, licensed, sold or rented which is not fully covered by insurance.

         3.33 Acquisition of Series A Preferred Shares. The Series A Preferred Shares to be acquired by GIC pursuant to this Agreement and required to be distributed to the Stockholders as part of the reorganization will be held for investment purposes only and not with the present intention or view to, or resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended. The Stockholders understand that except as provided by its terms, such Series A Preferred Shares will not be registered under such Securities Act or any state securities or blue sky laws, that transferability of such Series A Preferred Shares will be restricted in accordance with applicable state and federal securities laws, and that a restrictive legend to such effect will be inscribed on each certificate representing such Series A Preferred Shares. Prior to the Closing, the Stockholders will have had full opportunity to receive such information and ask such questions of representatives of First Sierra concerning First Sierra, its subsidiaries and their business, operations, assets and prospects, and concerning an investment in the Series A Preferred Shares, as the Stockholders will then have deemed appropriate in order to make an informed investment decision with respect to the Series A Preferred Shares.

         3.34 Disclosure. No representation or warranty by the Stockholders or GIC in this Agreement, nor in any exhibit or schedule delivered herewith, nor any statement or certificate furnished or to be furnished by or on behalf of the Stockholders or GIC pursuant to this Agreement or in connection with the consummation of the transactions herein contemplated, contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein not misleading. Notwithstanding any investigation made at any time by or on behalf of First Sierra or Newco, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which First Sierra or Newco may have as a result of such investigation or otherwise, the Stockholder or GIC by its execution and delivery of this Agreement acknowledges that the accuracy of such representations, warranties, schedules, exhibits, statements and certificates have been relied upon by First Sierra or Newco in entering into and in performing and observing the obligations pursuant to this Agreement.

           SECTION 4 - REPRESENTATIONS AND WARRANTIES OF FIRST SIERRA
                                   AND NEWCO

         First Sierra and Newco hereby jointly and severally make the following representations and warranties to Sellers as of the date hereof, and all such representations and warranties shall be true, complete and correct as of the Closing Date:

         4.1 Due Incorporation and Good Standing of First Sierra and Newco. First Sierra is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Newco is a wholly owned subsidiary of First Sierra.

         4.2 Corporate Authorization. First Sierra and Newco each have full power and authority to enter into this Agreement and have all requisite corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease. First Sierra and Newco are authorized to do business and are in good standing in every state of the United States and other jurisdictions where the character of its business or the nature of its properties make such qualification or licensing necessary, other than those in which the failure to be so qualified would not have a material adverse effect on the current financial condition, business, or operations. True, correct and complete copies of the Articles of Incorporation, as amended to date and certified by the Delaware Secretary of State, and Bylaws, as amended to date, of GIC, certified by its corporate secretary, have been (or will be before Closing) delivered to GIC. Neither the execution nor delivery of this Agreement by First Sierra or Newco, nor First Sierra's or Newco's performance hereunder will result in a violation or breach of any term or provision, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust, or other contract or agreement to which First Sierra or Newco is a party or by which First Sierra or Newco is bound or under any provision of their respective Charter or Bylaws. The execution, delivery and performance by each of First Sierra and Newco of this Agreement have been duly authorized by the Board of Directors of First Sierra and Newco, respectively, and no further corporate action is necessary on the part of First Sierra or Newco to make this Agreement valid and binding upon First Sierra and Newco and enforceable in accordance with its terms.

         4.3 Capitalization. The authorized capital stock of First Sierra consists of 1,000,000 authorized shares of Common Stock, $.01 par value per share, and 500,000 shares of Preferred Stock, $.01 par value. There are no unsatisfied preemptive rights in respect of First Sierra's capital stock. Upon issuance to the Stockholders, the shares of the Series A Preferred Stock will be duly issued, validly authorized and non-assessable.

         4.4 Financial Statements. First Sierra has delivered to the Stockholders an audited balance sheet of First Sierra as of December 31, 1995, and the related audited income statement and statement of cash flows for the year then ended. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved; and they present fairly the financial positions to which they relate at the respective dates thereof, the related results of operations for the periods therein referred to, and the related changes in financial position for such periods.

         4.5 No Conflict. No provision exists in any article, document or instrument to which First Sierra or Newco is a party or by which either First Sierra or Newco is bound which would be violated by consummation of the transaction as contemplated by this Agreement.

         4.6 Governmental Authorities and Consents. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by First Sierra or Newco in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which First Sierra or Newco is a party or the transactions contemplated hereby or thereby.

         4.7 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to First Sierra's or Newco's knowledge, threatened against or involving the assets of First Sierra or Newco at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect First Sierra's or Newco's performance under this Agreement and the other agreements contemplated hereby to which First Sierra or Newco is a party or the consummation of the transactions contemplated hereby or thereby.

         4.8 Disclosure. No representation or warranty by First Sierra or Newco in this Agreement, nor in any exhibit or schedule delivered herewith, nor any statement or certificate furnished or to be furnished by or on behalf of First Sierra or Newco pursuant to this Agreement or in connection with the consummation of the transactions herein contemplated, contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein not misleading. Notwithstanding any investigation made at any time by or on behalf of the Stockholder, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which the Stockholder may have as a result of such investigation or otherwise, each of First Sierra or Newco by its execution and delivery of this Agreement acknowledges that the accuracy of such representations, warranties, schedules, exhibits, statements and certificates have been relied upon by the Stockholder in entering into and in performing and observing the obligations pursuant to this Agreement.

            SECTION 5 - NONCOMPETITION AGREEMENTS; OTHER AGREEMENTS

         5.1 Prohibition Against Certain Activities. In consideration of the mutual covenants and agreements provided for in this Agreement, and in further consideration of the amounts paid to the Stockholder for the covenants described herein as set forth in Section 1.2, each Stockholder hereby covenants and agrees that he will not, directly or indirectly, except in connection with such Stockholder's duties of employment with Newco, either through any form of ownership, or as a director, officer, principal, agent, employee, employer, advisor, consultant, partner or in any individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person, without the prior written consent of the Board of Directors, for a period of six (6) years from on the Closing Date or for the period provided under Article V of the Employment Agreement for such Stockholder executed on the Closing Date, whichever is shorter, within a geographic area in which Newco or First Sierra is engaged in business, engage in any of the following acts, which acts shall be considered violations of this Section 5.1:

         (a) Engage in the business of leasing and/or financing revenue producing equipment and rolling stock;

         (b) Request or advise any customer of Newco or First Sierra to withdraw, curtail or cancel any of its business with Newco or First Sierra;

         (c) Assist any person in soliciting any customer of Newco or First Sierra for the performance of any type of work performed by Newco or First Sierra;

         (d) Induce or attempt to influence any employee of Newco or First Sierra to terminate his or her employment with Newco or First Sierra;

         (e) Disclose or communicate to any other person, firm, or corporation the names of any customers of GIC, Newco or First Sierra or other knowledge of the operations and business of GIC, Newco or First Sierra, unless such information is publicly known, has been disclosed by First Sierra in a disclosure that was not intended to be confidential, or unless otherwise required by law;

         (f) Employ or cause to be employed any individual employed by GIC at any time prior to the Closing Date or Newco or First Sierra during the term of this Agreement;

         (g) Overtly do or perform any act that is designed or intended to materially and adversely affect the goodwill or operation and business of Newco or First Sierra;

         (h) Request, advise or attempt to influence any person which is a source of materials, supplies, personnel, services, funds or information for Newco or First Sierra to withdraw, cancel or curtail the sale or furnishing of such items to Newco or First Sierra; or

         (i) Use for his own benefit or otherwise, or communicate to, divulge to, or use for the benefit of, any other person Confidential Information (as defined in Section 5.6 below), and/or trade secrets disclosed to, discovered by or otherwise known by such Stockholder through his employment and/or association with (a) GIC prior to the Closing and (b) Newco or First Sierra after the Closing which is not generally known in the businesses in which Newco or First Sierra is engaged during the term of this Agreement, it being the intent of this subsection (i) that the Stockholder will honor the Confidential Information and will not, directly or indirectly, use the Confidential Information in such a way as to adversely affect Newco or First Sierra or their business relations.

         5.2 Acknowledgement of Need for Covenants. Insofar as the covenants set out in Section 5.1 are concerned, each Stockholder specifically acknowledges and agrees as follows:

         (a) The covenants are reasonable and necessary to protect the goodwill and the operations and business of Newco or First Sierra;

         (b) The time duration of the covenants are reasonable and necessary to protect the goodwill and the operations and business of Newco or First Sierra;

         (c) The geographical area limitations of the covenants are reasonable and necessary to protect the goodwill and the operations and business of Newco or First Sierra;

         (d) The covenants are not oppressive to such Stockholder and do not impose a greater restraint on such Stockholder than is necessary to protect the goodwill and the operations and business of Newco or First Sierra.

         5.3 Damages. In the event any Stockholder violates any of the covenants set out in Section 5.1, Newco and First Sierra shall suffer irreparable damage and shall be entitled to full injunctive relief or such other relief against the Stockholder as may be provided by law or in equity together with such damages as may be provided at law or in equity. Newco and First Sierra shall be entitled as a matter of right to specific performance of the requirements of Section 5.1 or to temporary or permanent injunctive relief against any breach of any provision of Section 5.1 by the Stockholder. Such Stockholder will be responsible for all court costs and reasonable attorneys' fees incurred by Newco and First Sierra if it obtains specific performance of, or any injunction against violation of, the requirements of Section 5.1, and if Newco or First Sierra is unable to obtain specific performance or an injunction, they shall be responsible for all court costs and reasonable attorneys fees of such Stockholders.

         5.4 Judicial Modification. It is the express intention of the parties to comply with all laws which may be applicable to the covenants contained in Section 5.1. Therefore, the parties have attempted to limit the Stockholder's right to compete only to the extent necessary to protect (i) Newco and First Sierra from unfair competition, and (ii) Newco's and First Sierra's goodwill and its operations and business. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby specifically agree that, in the event that any covenant contained in Section 5.1 shall be determined by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such court or authority to reflect a lawful and enforceable duration or scope. Such covenant shall automatically be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such court or authority and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

         5.5 Void or Unenforceable. In the event any covenants contained in Section 5.1 shall be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of Section 5.1, such covenant automatically shall be deemed to be amended so as to eliminate therefrom that particular area or jurisdiction as to which such covenant is so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered by
Section 5.1, the terms and provisions hereof shall remain in full force and effect as originally written.

         5.6 Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean information of any kind, nature or description which is disclosed to, discovered by or otherwise known to a person by reason of such person's employment and/or association, whether past, present or future, with another person and/or its affiliates, which information is not generally known in the businesses in which the latter person and/or its affiliates were or are engaged. Such information includes but is not limited to ideas, discoveries, inventions, techniques, methods, practices, processes, formulas, technical information, data, information concerning products, goods, services and manufacturing methods, customers, customer requirements, marketing methods and plans as well as any other information regarding a person's methods of conducting its business, whether patentable or not, and whether implemented or not, provided, that such information shall not include information which is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement.

         5.7 Regular Course of Business of the Company. The Stockholders and GIC covenant and agree that from the date hereof to and including the Closing Date GIC will:

         (a) carry on its business in substantially the same manner as it has heretofore;

         (b) maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

         (c) perform all its obligations under agreements relating to or affecting its assets, properties and rights;

         (d) keep in full force and effect present insurance policies or other comparable insurance coverage; and

         (e) in the ordinary course of its business, maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with it.

         5.8 Restricted Activities and Transactions of Stockholder and GIC. The Stockholders and GIC covenant and agree that from the date hereof to and including the Closing Date, GIC shall not, except with the express written consent of Newco and First Sierra:

         (a) issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock, bonds or other corporate securities of which GIC is the issuer (whether authorized and unissued or held in treasury), or grant or issue, or agree to grant or issue, any options, warrants or other rights (including convertible securities) calling for the issue thereof;

         (b) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), in excess of $5,000 except in the ordinary course of business;

         (c)     mortgage or pledge any of its assets, tangible or intangible;

         (d) except for the sale of inventory and other operating assets in the ordinary course of business, sell, lease, license, exchange or otherwise transfer, or agree to sell, lease, license, exchange or otherwise transfer, any of its assets, property or rights or cancel, or agree to cancel, any debts or claims;

         (e) enter, or agree to enter, into any agreement or arrangement granting any preferential rights to purchase any of the assets, property or rights of the Company or requiring the consent of any party to the transfer or assignment of any such assets, property or rights;

         (f) except in ordinary course of business, make or permit any amendment or termination of any material contract, agreement or license to which it is a party;

         (g) except in ordinary course of business, make any change in, or adopt, any profit-sharing bonus, deferred compensation, insurance, pension, retirement, severance or other employee benefit plan, payment or arrangement or enter into any employment, consulting or management contract;

         (h) except in ordinary course of business, enter into any employment, labor or collective bargaining agreement;

         (i) except in the ordinary and normal course of business consistent with past practices, increase or agree to increase the compensation payable or to become payable to any officer, employee or agent, or, make any bonus or other type of compensation payment to any such person;

         (j) merge or consolidate with any other corporation, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement providing therefor or otherwise;

         (k) except in the normal and ordinary course of business consistent with past practices, enter into any contract, agreement or course of action which (i) may materially increase its liabilities or (ii) which requires or will require expenditure of more than $5,000 in the singular or $10,000 in the aggregate;

         (l) except as required by law, make any alteration in the manner of keeping its books, accounts or records, or in the accounting practices therein reflected;

         (m) solicit, either directly or indirectly, initiate or encourage any offer for the purchase or acquisition of GIC or any of its assets by any party other than First Sierra or investigate any unsolicited offer or enter into any negotiations with any party other than First Sierra concerning any such acquisition;

         (n) declare, set aside or pay any dividend on its stock in cash, stock or property or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or make any other distributions of its assets to its stockholders, or reclassify, recapitalize, split up or otherwise adjust any of its capital stock, or become obligated to do any of the foregoing;

         (o) amend or alter the certificate of incorporation or bylaws of GIC;

         (p) make, or agree to make, any investment in, advance to, or acquisition of securities of any entity or person or provide, or agree to provide, any guarantee of, assurance or support arrangement involving any obligation of any person except in the ordinary course of business;

         (q) enter into any other transaction other than in the ordinary course of business.

         5.9 No Further Negotiations. Unless this Agreement is closed or sooner terminated, from the date of this Agreement until 5:00 p.m., Central Standard Time, on July 31, 1996, the Stockholders and GIC will not, directly or indirectly, whether through any of GIC's officers, directors, employees, or shareholders, or through any of their or GIC's affiliates, representatives, agents or otherwise, encourage or solicit any inquiries or proposals by or engage in any discussions or negotiations with, or furnish any non-public information to any person concerning, or cause any other merger, consolidation, asset acquisition, disposition or tender offer involving GIC, and the Stockholders will promptly communicate to First Sierra the substance of any inquiry or proposal concerning any such transaction which may be received.

                          SECTION 6 - INDEMNIFICATION

         6.1 Indemnification by the Stockholders. The Stockholders hereby jointly and severally covenant and agree that they will indemnify and hold harmless Newco and First Sierra at all times from and after the date of this Agreement against any loss, liability, damage or expense (including attorney's fees) which Newco or First Sierra may suffer, sustain or become subject to as a result of: (i) any breach of any representation or warranty, or nonfulfillment of any covenant or agreement on the part of the Stockholder or GIC under this Agreement, or from any misrepresentation or omission in connection with any list, schedule, certificate, or other instrument furnished or to be furnished to Newco or First Sierra pursuant to the terms of this Agreement; (ii) notwithstanding any qualifications, notifications, or limitations set forth in any representation or warranty under this Agreement or in any of the items referred to in Section 6.1(i), to the extent not covered by
Section 6.1 (i) above, any and all debts, liabilities or obligations of GIC, direct or indirect, fixed, contingent or otherwise, which exist at or as of the Closing or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, whether or not known or unknown, due or payable, except to the extent expressly assumed by Newco pursuant to the terms of this Agreement; (iii) claims relating to or arising out of the events, circumstances, facts or occurrences giving rise to the litigation disclosed in Section 3.26 of this Agreement, including but not limited to the litigation involving Recomm International Display, Ltd., including, without limitation, claims by third party plaintiffs and claims by Colonial Pacific seeking recourse for any leases arising from the facts giving rise to the Recomm litigation; (iv) claims by Colonial Pacific that GIC has violated or is in breach of the Pegasus Service Center Agreement or any other agreement between GIC or the Stockholder and Colonial Pacific; and (v) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including, but not limited to attorneys' fees and court costs, incident to any of the foregoing. It is expressly understood and agreed that First Sierra and Newco shall be entitled to indemnification hereunder from the Stockholders for a breach of the representation and warranties set forth in Section 3.9(v), notwithstanding any investigations of First Sierra or any actual or implied knowledge First Sierra or Newco may have as a result of such investigation.

         6.2 Indemnification by First Sierra and Newco. First Sierra and Newco shall indemnify GIC and the Stockholders and hold GIC and the Stockholders harmless from any and all claims, costs, damages, losses, costs, expenses, obligations, liabilities, recoveries, suits, causes of action, and deficiencies, including interest, penalties and reasonable attorneys' fees, that it or they shall incur or suffer, which arise, result from or relate to any breach of, or failure by the First Sierra and Newco to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by or on behalf of the First Sierra and Newco under this Agreement, or for any debts, liabilities, claims or obligations of First Sierra or Newco arising from the operations of their businesses after the Closing Date (except to the extent such gives rise to an indemnifiable claim by First Sierra or Newco under Section 6.1).

         6.3 Third-Party Claims. The indemnified party under Section 6.1 or 6.2 above (the "Indemnified Party") shall give the indemnifying party (the "Indemnifying Party") written notice within ten (10) days of receiving written notice of any loss for which the Indemnified Party is entitled to indemnification pursuant to this Section 6 (an "Indemnifiable Claim") resulting from the assertion of liability by third parties. The Indemnifying Party shall have thirty (30) days after receipt of notice to (i) cooperate in its defense or (ii) assume its defense with counsel satisfactory to both parties. If, within thirty (30) days of receipt of notice of an Indemnifiable Claim, the Indemnifying Party fails to cooperate or assume such defense, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Indemnifiable Claim on behalf of and for the account, risk and cost of the Indemnifying Party.

         6.4 Other Claims. Indemnified Party shall give Indemnifying Party written notice of any Indemnifiable Claim other than an Indemnifiable Claim resulting from the assertion of liability by third parties. Indemnifying Party shall have thirty (30) days following receipt of such notice to remedy the inaccuracy, breach or misrepresentation on which the Indemnifiable Claim is based, including, without limitation, providing monetary payment or reimbursement to the Indemnified Party.

         6.5 Closing Date Deferred Taxes. Newco is assuming Closing Date Deferred Taxes (as defined in Section 1.6 hereof) in an amount not to exceed $683,000. In the event the Closing Date Deferred Taxes exceed $683,000, GIC and the Stockholders shall indemnify and hold First Sierra and Newco harmless from and against any such excess amount (the "Non-Assumed Closing Date
Deferred Taxes"), and GIC and the Stockholders shall, at least twenty (20) days prior to the date a tax return is due relating to the Closing Date Deferred Taxes, pay to Newco or First Sierra in full the amount of the Non-Assumed Closing Date Deferred Taxes.

         6.6 Limitation on Indemnity. The indemnity obligations of the Stockholder hereunder shall be limited to $1,400,000 (the "Cap Amount"). The parties agree that the Cap Amount shall be reduced by an amount equal to the result of the following calculation: (x) the amount, if any, by which the actual performance results of the GIC Division (determined over the first 15 months after Closing and every 12 months thereafter) minus the Minimum Dividend Performance Results (as defined in Section 1.6(b)) exceeds the amount of the aggregate of the Indemnifiable Claims for such applicable 15 month or 12 month period, (y) multiplied by 66%. If the Cap Amount is reduced below $1,320,000 pursuant to the terms of this Section, then the Escrowed Stock (as defined in Section 6.7) shall be released dollar-for-dollar as such Cap Amount is reduced in accordance with this Section. New business generated by Eric J. Barash that is not part of the GIC division shall be counted toward the reduction in the Cap amount upon notice and approval by First Sierra in amounts to be agreed upon on a transaction-by-transaction basis. Any Indemnifiable Claim that does not result from the assertion of liablity by a third party shall expire unless notice of such claim is provided to the Indemnifying Party within three (3) years of the date of this Agreement.

         6.7 Escrow. The parties hereto have agreed that 28,359 shares of Series A Preferred Stock to be paid to the Stockholders (the "Escrowed Stock") will be held in escrow with and will be held subject to the terms of the Escrow Agreement attached hereto as Exhibit H. In addition to any other rights and remedies that First Sierra and Newco may have at law or in equity or under this Agreement, any amounts for which First Sierra and Newco are entitled to indemnification under this Section 6 may be paid from such Escrowed Stock. If the Stockholder contests First

Sierra's and Newco's right to such Indemnifiable Claim, and such dispute cannot be settled within 90 days of the offset, the matter shall be submitted to binding arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association. On December 31, 2001, the Escrow Agent shall deliver the full amount of all remaining Escrowed Stock, less any portion thereof for which a notice of an Indemnifiable Claim has been delivered and which remains unresolved, to the Stockholders in accordance with their respective interests, and such portion so retained shall continue to be held and maintained and disbursed as described in the Escrow Agreement.

                        SECTION 7 - CONDITIONS PRECEDENT
                    TO OBLIGATIONS OF FIRST SIERRA AND NEWCO

         Each and every obligation of First Sierra and Newco under this Agreement is subject to the fulfillment, on or before the Closing Date, of each of the following conditions, any one or more of which may, in the absolute discretion of First Sierra and Newco, be waived by First Sierra and Newco in writing:

         7.1 Schedules and Exhibits. The timely receipt by First Sierra and Newco of all schedules, exhibits, documents and related information as described in this Agreement.

         7.2 Representations and Warranties. The representations and warranties of GIC and the Stockholders contained in this Agreement and in the exhibits and schedules delivered hereunder shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects. GIC and the Stockholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and First Sierra and Newco shall have been furnished a certificate of GIC and the Stockholders, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

         7.3 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which restricts the right of Newco to own or operate any part of the business of GIC, and no suit, action, investigation, inquiry or proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which challenges the right of GIC or Newco to own or operate any part of the business of GIC.

         7.4 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of GIC shall have occurred, and GIC shall not have suffered any material loss to its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage affects or impairs its ability to conduct its business.

         7.5 Approval and Consents. All approvals of applications to public authorities, federal, state, foreign or local, and all approvals and consents of any private persons, including all major suppliers and any banks or other lending institutions, if any, the granting of which is necessary for the consummation of this Agreement.

         7.6 Opinion of the Stockholders' and GIC's Counsel. GIC and the Stockholder shall have delivered to First Sierra and Newco the opinion of Adorno & Zeder, counsel for GIC and the Stockholders, dated the Closing Date, in form and substance satisfactory to First Sierra, Newco and its counsel, in substantially the same form as set forth in Exhibit "F" hereto.

         7.7 Resolutions. GIC shall have delivered to First Sierra and Newco copies of the resolutions of its Board of Directors and Shareholders, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as true and correct on the Closing Date by its Secretary.

         7.8 Employment Agreements. First Sierra and Newco shall have entered into the Employment Agreements set forth respectively in Exhibits "C", "D" and "E".

SECTION 8 - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER

         Each and every obligation of the Stockholders under this Agreement is subject to the fulfillment, on or before the Closing Date, of each of the following conditions, any one or more of which may, in the absolute discretion of the Stockholders, be waived in writing:

         8.1 Representations and Warranties. The representations and warranties of First Sierra and Newco contained in this Agreement and in the exhibits and schedules delivered hereunder shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects. First Sierra and Newco shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date, and the Stockholders shall have been furnished a certificate of First Sierra and Newco, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

         8.2 No Litigation. No suit, action or other proceeding shall be pending or threatened before any court or other governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         8.3 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of First Sierra and Newco shall have occurred, and neither First Sierra nor Newco shall have suffered any material loss to its properties or assets, whether or not covered by insurance, since the date of its most recent audited balance sheet, which change, loss or damage affects or impairs its ability to conduct its business.

         8.4 Approval and Consents. All approvals of applications to public authorities, federal, state, foreign or local, and all approvals and consents of any private persons, including all major suppliers and any banks or other lending institutions, if any, the granting of which is necessary for the consummation of this Agreement.

         8.5 Opinion of First Sierra's and Newco's Counsel. First Sierra and Newco shall have delivered to the Stockholder the opinion of Ryan & Sudan, L.L.P., counsel for First Sierra and Newco, dated the Closing Date, in form and substance satisfactory to the Stockholder and its counsel, in substantially the same form as set forth in Exhibit "G" hereto.

         8.6 Resolutions. First Sierra and Newco shall have delivered to the Stockholder copies of the resolutions of their Boards of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as true and correct on the Closing Date by their respective Secretary.

         8.7 Employment Agreements. Eric J. Barash, Daniel Dengate and Stephen Interlicchio shall have entered into the Employment Agreements set forth respectively on Exhibits "C", "D" and "E."

         8.8 Consideration. First Sierra and Newco shall have delivered to GIC and to the Escrow Agent the purchase price described in Section 1.2 to be delivered as of the Closing Date.

                                   SECTION 9

                                    CLOSING

         9.1 Closing and Effective Date. Closing of the transactions provided for in this Agreement (the "Closing") shall take place on or before July 12, 1996 or at such other later date as the parties may agree upon in writing (the "Closing Date"). The closing shall take place at the offices of First Sierra Financial, Inc., Texas Commerce Tower, 70th Floor, 600 Travis Street, Houston, Texas 77002, or at such other place as the parties may agree upon in writing. For all purposes the transactions provided for in this Agreement shall be effective as of the Closing Date and all revenues and expenses incurred and accruing from and after such date shall be deemed to be for the account of Newco, save and except any expense incurred without Newco's consent in violation of this Agreement which shall be for the account of GIC incurring such expense.

         9.2 Delivery by GIC at the Closing. At the Closing, GIC shall deliver to Newco (or shall ensure is delivered):

         (a) General warranty deeds, bills of sale, instruments of transfer, assignment and conveyance, and other instruments in form and substance reasonably required and satisfactory to Newco and Newco's counsel and sufficient to convey, transfer and assign to Newco and effectively vest in Newco all right, title and interest in the Acquired Assets, together with possession of the Acquired Assets;

         (b) All Lease Documents duly assigned or otherwise duly transferred to Newco, including, without limitation:

                 (i) manually executed lease agreements together with the manually executed equipment schedules or other instruments that constitute the chattel paper original or counterpart of each Lease and all amendments, addenda, exhibits and riders thereto; and

                 (ii) all guaranties or other support arrangements relating to the Leases.

         (c) At GIC's offices, the files of GIC (and the contents of such files; the file relating to each Lease to include at a minimum, the manually executed original of the lease agreement, the certificate of delivery and acceptance, and any guaranty agreement, residual guaranty or remarketing agreement relating to such Lease, and the original or a copy of the invoice covering GIC's purchase of the Equipment covered by such Lease) in respect of the Acquired Assets. Each of the original lease agreements will be stamped on the front page thereof to reflect the assignment and transfer of such lease agreement to Newco.

         (d)     The certificate or certificates referred to in Section 7.2;

         (e)     The legal opinion referred to in Section 7.6;

         (f) All consents, approvals, authorizations or orders obtained by Seller;

         (g) Certified copies of the resolutions, duly adopted by the Board of Directors of GIC and by the Stockholders, that shall be in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and all instruments and documents contemplated by this Agreement;

         (h) Simultaneously with the consummation of the transfer as contemplated herein, Seller, through its officers, agents and employees, will put Newco into full possession and enjoyment of all Acquired Assets;

         (i) All books and records, memoranda, data and other documents related to the Acquired Assets;

         (j) The Employment Agreements with Eric J. Barash, Daniel Dengate, and Stephen Interlicchio;

         (k) A certificate from the Secretary of State of Florida certifying the due incorporation and existence of GIC, and a status letter from the Florida taxing authority to the effect that GIC has paid all franchise taxes owed as of the Closing Date, and has paid as of the last reporting period all sales and use taxes;

         (l) Executed Amendments to the Articles of Incorporation of GIC and each of its subsidiaries, if any, that, when filed, will change the name of each corporation so that none of the names contain "General Interlease Corporation," and a certificate from the secretary of each corporation certifying that the name changes have been approved by a majority of the Board of Directors and the holders of at least a majority of all issued and outstanding shares of each corporation; and

         (m) Such other instruments and documents relating to the transactions contemplated by this Agreement as may reasonably be requested by the Newco.

         9.3 Delivery by Newco and First Sierra at the Closing. At the Closing, Newco and First Sierra shall deliver (or cause to be delivered) to GIC.

         (a) The certificates for Series A Preferred Shares to GIC and into escrow as described in Section 1.2;

         (b)     The certificate or certificates referred to in Section 8.1;

         (c)     The legal opinion referred to in Section 8.5;

         (d) All consents, approvals, authorizations or orders obtained by Newco;

         (e) Certified copies of the resolutions duly adopted by the Board of Directors of First Sierra and Newco, authorizing the execution, delivery and performance of this Agreement and all instruments and documents contemplated by this Agreement;

         (f) Such other instruments and documents relating to the transactions contemplated by this Agreement as may reasonably be requested by GIC; and

         (g)     The Letters of Credit referred to in Section 1.3(d).

                     SECTION 10 - MISCELLANEOUS PROVISIONS

         10.1 Expenses. Each of the parties shall be responsible for its own expenses in connection with this transaction, including but not limited to legal expenses and out-of-pocket costs. All attorneys' fees and other costs and expenses incurred by GIC in the preparation, negotiation and execution of this Agreement shall be the financial responsibility of the Stockholder and will not be charged to GIC, and the Stockholders, by their execution and delivery of this

Agreement, agrees to, and shall indemnify and hold harmless First Sierra and Newco from and against any and all liabilities or claims with respect to any such expenses, costs or fees. Notwithstanding the foregoing, in the event the parties do not close this transaction because of the failure of any of the conditions to close set forth in Section 7, or because the Stockholders or GIC refuses to close for a reason other than a failure of the conditions to close set forth in Section 8, then the parties will share equally all reasonable costs and expenses associated with the negotiation and preparation of this Agreement and the costs and expenses of Arthur Andersen, LLP, in conducting its due diligence of GIC for First Sierra and in preparing its comfort letter of GIC's annual volumes.

         10.2 Assignment. This Agreement and the rights of the Stockholders hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their heirs, successors and assigns. First Sierra or Newco may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to First Sierra and Newco, and any such lender may exercise all of the rights and remedies of the First Sierra and Newco hereunder. First Sierra and Newco may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of First Sierra and Newco, any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

         10.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the documents delivered pursuant thereto constitute the entire agreement and understanding between the parties hereto, and supersede any prior agreement or understanding relating to the subject matter of this Agreement. This Agreement may be modified and amended only by a written instrument executed by all parties hereto.

         10.4 Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         10.5 Remedies Cumulative. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

         10.6 Notice. Any notice or communication required or permitted hereunder shall be in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, or
(b) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or his address indicated below:

         (a)     If to First Sierra or Newco:

                 First Sierra Financial, Inc.
                 Texas Commerce Tower, 70th Floor

                 600 Travis Street
                 Houston, Texas 77002
                 Attn:  Mr. Thomas J. Depping
                        Chief Executive Officer

                 With copy to:

                 Robert C. Beasley
                 Ryan & Sudan, LLP
                 Two Houston Center, Suite 3900
                 Houston, Texas 77010

         (b)     If to the Stockholders:

                 Eric J. Barash
                 __________________________
                 __________________________


                 Daniel Dengate
                 __________________________
                 __________________________


                 With copy to:

                 Mr. Michael Axman
                 Adorno & Zeder
                 __________________________

Each party may change its, his or her address for purposes of this Section 10.6 by proper notice to the other parties.

         10.7 Cooperation of the Stockholder. The Stockholders will cooperate and use their best efforts to have the present officers, directors and employees of GIC cooperate with First Sierra on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         10.8 Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

         10.9 Section and Section Headings. The section and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.10 Separability. If any covenant, condition or other provision of this Agreement is declared by a court of last resort to be invalid and not binding on the parties, such declaration shall in no way effect the validity of the other and remaining covenants, conditions and provisions of this Agreement.

         10.11 Waiver. No delay in the exercise of any right under this Agreement shall waive such right.

         10.12 Schedules and Exhibits. All Schedules and Exhibits attached to this Agreement are hereby incorporated in and made a part of this Agreement.

         10.13 Attorneys' Fees. In the event of any action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, and other costs and expenses incurred in any such action.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                        "FIRST SIERRA"

                                        FIRST SIERRA FINANCIAL, INC.


                                        By: /s/ THOMAS J. DEPPING
                                           -----------------------------------
                                                Thomas J. Depping
                                                Chief Executive Officer

                                        "NEWCO"

                                        FIRST SIERRA ACQUISITION, INC.


                                        By: /s/ THOMAS J. DEPPING
                                           -----------------------------------
                                                Thomas J. Depping
                                                Chief Executive Officer

                                        "STOCKHOLDERS"

                                          /s/ ERIC J. BARASH
                                        --------------------------------------
                                        Eric J. Barash

                                         /s/ DANIEL DENGATE
                                        -------------------------------------
                                        Daniel Dengate

                                        "GIC"

                                        GENERAL INTERLEASE CORPORATION


                                        By: /s/ ERIC J. BARASH
                                           ----------------------------------
                                                Eric J. Barash
                                                President

                            ASSET PURCHASE AGREEMENT
                         List of Schedules and Exhibits


SCHEDULES:

1.1(f)      Vehicles

1.4         Allocation of Purchase Price (to be attached after Closing)

3.2         Company's Articles of Incorporation and Bylaws

3.8         Financial Statements of Company

3.9         Schedule of Leases and Leased Equipment as of ________, 1996

3.9-A       Schedule of Balance of Residuals (at Fair Market Value) and Maturity Date by Lease of all Residuals

3.10        Lease Volumes

3.12        Schedule of Liabilities

3.13        Accounts and Notes Receivables and Cash

3.14        List of all Patents, Trademarks, Copyrights, Patent Applications, etc.; Infringements of same

3.15        Description of Real Property and Improvements

3.16        Furniture and Equipment

3.17        Material Contracts

3.18        List of Liens, Pledges and Encumbrances

3.19        List of all Insurance Policies

3.20        Employment Arrangements

            -List of all officers, directors, and key employees (with compensation and bonuses)

            -List of all employee contracts and benefit plans for key employees

3.21        List of Employee Benefit, Pension, Bonus, Profit Sharing Plans

3.22        -Employee or Labor Controversies or Disputes

3.23        Bank or Other Accounts and Persons Authorized to Draw on Accounts

3.24        Tax Disputes or Contingencies

3.25        Defaults under Contracts and Agreements

3.26        Litigation, Claims, or Investigations

3.29        Consents Required

3.30        Environmental Matters

3.31        Worker's Compensation Claims

EXHIBITS

A           Certificate of Designation, Preferences, Rights and Limitations of Series A Preferred Stock

B           Letter of Credit

C           Employment Agreement with Eric J. Barash

D           Employment Agreement with Daniel Dengate

E           Employment Agreement with Stephen Interlicchio

F           Opinion of Stockholder's and GIC's Counsel

G           Opinion of First Sierra's and Newco's Counsel

H           Escrow Agreement